Exhibit 99.1
WebMD Health Corp.
Unaudited Consolidated Statements of Operations of the Registrant
For the Quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and
December 31, 2008 and for the Year ended December 31, 2008
(in thousands, except per share amounts)

	For the quarter ended,				For the year ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008

Revenue	$80,650	$86,004	$96,797	$110,091	$373,542

Costs and expenses:
Cost of operations	30,927	31,968	34,225	38,018	135,138
Sales and marketing	25,149	24,898	26,021	30,012	106,080
General and administrative	13,480	14,211	14,774	14,170	56,635
Depreciation and amortization	6,672	7,087	7,056	7,106	27,921
Interest income	3,453	2,350	2,616	2,033	10,452
Impairment of auction rate securities	27,406	—	—	—	27,406
Restructuring	—	—	—	2,910	2,910

Income (loss) from continuing operations
before income tax provision (benefit)	(19,531)	10,190	17,337	19,908	27,904
Income tax provision (benefit)	3,432	4,501	7,375	(13,097)	2,211

Income (loss) from continuing operations	(22,963)	5,689	9,962	33,005	25,693
Income (loss) from discontinued operations	(372)	663	804	(86)	1,009

Net income (loss)	$(23,335)	$6,352	$10,766	$32,919	$26,702

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.40)	$0.10	$0.17	$0.57	$0.45
Income (loss) from discontinued operations	(0.00)	0.01	0.02	(0.00)	0.01

Net income (loss)	$(0.40)	$0.11	$0.19	$0.57	$0.46

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.40)	$0.10	$0.17	$0.57	$0.44
Income (loss) from discontinued operations	(0.00)	0.01	0.01	(0.01)	0.01

Net income (loss)	$(0.40)	$0.11	$0.18	$0.56	$0.45

Weighted-average shares outstanding used in
computing income (loss) per common share:
Basic	57,636	57,693	57,770	57,771	57,717

Diluted	57,636	59,061	59,111	58,384	58,925